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                                                                    EXHIBIT 3.47


             THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                      PSYCHIATRIC SOLUTIONS HOSPITALS. INC.

                                    ARTICLE 1

         The name of the corporation is Psychiatric Solutions Hospitals, Inc. (the "Corporation").

                                    ARTICLE 2

         The address of the registered office of this corporation in the State of Delaware is 9 Loockerman Street, Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is National Registered Agents, Inc.

                                    ARTICLE 3

         The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "DGCL").

                                    ARTICLE 4

         The Corporation is authorized to issue one class of stock to be designated "Common Stock," with a par value of $0.01 per share. The total number of shares which the Corporation is authorized to issue is 1000.

         The Corporation may purchase, directly or indirectly, its own shares to the extent that may be allowed by law.

         The number of authorized shares of any class or series of stock of the Corporation may be increased or decreased (but not below the number of shares of such class or series then outstanding) by an amendment to this Certificate approved by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote on such amendment voting together as a single class, and no such class or series of stock shall be entitled to vote on such amendment as a separate class.

                                    ARTICLE 5

         The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors (the "Board"). The exact number of directors




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of the Corporation shall be fixed by or in the manner provided in the Bylaws of the Corporation (the "Bylaws").

                                    ARTICLE 6

         In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend or repeal in any respect any or all of the Bylaws.

                                    ARTICLE 7

         Elections of directors need not be by written ballot unless the Bylaws shall so provide.

                                    ARTICLE 8

         Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

                                    ARTICLE 9

         A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided in this Article, shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                   ARTICLE 10

         To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) its agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors, or otherwise, in excess


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of the indemnification and advancement otherwise permitted by Section 145 of the
DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others. Any repeal or modification of any of the foregoing provisions of this Article shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer, or agent occurring prior to, such repeal or modification.

                                   ARTICLE 11

         The Corporation reserves the right to amend, alter, change or repeal in any respect any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by applicable laws, and all rights conferred upon stockholders in this Certificate of Incorporation are granted subject to this reservation.




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